UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2011

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

International Off-Take and Distribution Agreement

On July 29, 2011, Gevo, Inc. (“Gevo”) and Sasol Chemical Industries Limited, acting through its Sasol Solvents Division (“Sasol”), entered into an International Off-Take and Distribution Agreement (the “Off-Take Agreement”). Pursuant to the terms and subject to the conditions set forth in the Off-Take Agreement, Sasol has been appointed a worldwide distributor of Gevo’s high purity, chemical grade bio-based isobutanol (the “Product”) for use and sale solely as a solvent or chemical intermediate. Subject to certain conditions and exceptions, Sasol has been granted exclusive distribution rights outside of North and South America. Gevo may terminate the exclusive distribution rights under conditions where Sasol is in breach of certain of its obligations. Beginning upon Gevo’s first commercial sale of isobutanol, Gevo is obligated to either supply Sasol with certain minimum quantities of the Product or pay Sasol applicable shortfall fees, and, if Sasol desires to maintain its exclusive distribution rights, Sasol is obligated to either purchase such minimum quantities of Product or pay Gevo applicable shortfall fees. The Off-Take Agreement has an initial term of three years, renewable with mutual consent, and may not be terminated by either party without cause.

The above description is a summary and is qualified in its entirety by the terms of the Off-Take Agreement, which will be filed with Gevo’s Quarterly Report on Form 10-Q for the period ending on September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Mark Smith
Mark Smith
Chief Financial Officer

Date: August 3, 2011